BY FAX

                                                      May 19, 2000

Richard Danderline
429 Valley Road
Montclair, NJ 07043

Dear Mr. Danderline:

     I am pleased to offer you a position as Executive Vice President of Candie's, Inc. ("Candie's"), supporting both operations and finance, commencing as of June 26, 2000. The terms are as follows:

1. The term of your employment will be two years commencing on your first day of employment. This is a guarantee of salary for two years unless you are terminated prior to the end of the Term for cause

2. You will be paid a base salary of $200,000 for the first year and $225,000 for the second year of your employment in accordance with Candie's payroll practices and procedures.

3. You will be paid a bonus for each year of employment, calculated as follows: 1/2 of 1% of the pre-tax profit for every 1% that selling, general and administrative expenses of Candie's decrease as a percentage of revenues from the base year (FY 2001), up to a maximum of $100,000 the first year and $150,000 the second year, but in no event less than $50,000 in each of the two years regardless of performance. For the purposes of calculating your bonus, "selling general and administrative expenses" shall exclude advertising expenses and retail operations, but will include warehousing and distribution expenses.

4. You will be paid a signing bonus of $25,000, payable within 30 days of the date that you commence employment.

5. You will be entitled to a car or car allowance commensurate with other senior executives at Candie's, including reimbursement of all related expenses, including insurance, upon presentation of documentation acceptable to Candie's.

6. In connection with your acceptance of this offer and your joining Candie's as an employee, you will be granted an option to purchase 150,000 shares of Candie's common stock at the closing price of the stock on the date hereof. The shares will vest, if applicable, over five years as follows: 25,000 on the date that you commence employment, 25,000 on the first anniversary date of your employment and 25,000 on the second anniversary of your employment, 25,000 on the third anniversary of your employment, 25,000 on the fourth anniversary of your employment, and 25,000 on the fifth anniversary of your employment. It is

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     understood that all options will vest immediately upon a change of control in the Company, which shall be defined as a cessation of Neil Cole being the Chairman of the Board of the Company in connection with a sale or merger of the Company with a non-affiliate of the Company.

7. You will be entitled to company benefits commensurate with other senior executives of the Company, including vacation, participation in our 401(k) plan, our Oxford medical health plan and life insurance, which shall commence as soon as possible pursuant to the terms thereof.

     Rich, I am confident you will be an integral part of our management team. Please indicate your acceptance by signing in the space provided below.

Candie's Inc.                                    Agreed to and Accepted



By: /s/ Neil Cole                                /s/ Richard Danderline
    ---------------------------                  ------------------------------
      Neil Cole                                      Richard Danderline
                                                     Date: May 19, 2000